News Release I For Immediate Release
FactSet Reports Solid Results for Third Quarter 2021
Record Quarterly Revenue Hits $400 Million

NORWALK, Conn., June 29, 2021 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its third quarter ended May 31, 2021.

Third Quarter Fiscal 2021 Highlights

•Revenue increased 6.8%, or $25.5 million, to $399.6 million compared with $374.1 million for the same period in fiscal 2020. The increase is primarily due to higher sales of analytics and content and technology solutions (CTS). Organic revenues grew 5.9% to $397.4 million during the third quarter of fiscal 2021 from the prior year period.

•Annual Subscription Value (ASV) plus professional services was $1.6 billion at May 31, 2021, compared with $1.5 billion at May 31, 2020. The organic ASV plus professional services growth rate, which excludes the effects of acquisitions and dispositions completed within the last 12 months, and foreign currency movements, was 5.8%. The primary contributors to this growth were higher sales of research and analytics solutions. Please see the “ASV + Professional Services” section of this press release for details.
•Operating margin decreased to 29.5% compared with 32.5% for the same period last year. Adjusted operating margin decreased to 31.6% compared with 35.5% in the prior year period primarily as a result of higher spending for the Company's multi-year investment plan as well as increased performance based compensation reflecting the acceleration in ASV.
•Diluted earnings per share (EPS) decreased 0.4% to $2.62 compared with $2.63 for the same period in fiscal 2020. Adjusted diluted EPS fell 4.9% to $2.72 compared with $2.86 in the prior year period primarily due to higher operating expenses partially offset by higher revenues.
•The Company’s effective tax rate for the third quarter decreased to 11.9% compared with 15.0% a year ago, primarily due to lower operating income and a tax benefit related to finalizing prior year's tax returns compared with a tax expense for the three months ended May 31, 2020.
•The Company increased its quarterly dividend by 6.5% to $0.82, marking the twenty-second consecutive year of dividend increases.
•FactSet has increased its organic ASV plus professional services outlook to be in the range of $85 million to $95 million. FactSet reaffirms other metrics of its annual outlook for fiscal 2021. Please see the “Annual Business Outlook” section of this press release for details.

“I’m pleased with the acceleration in our top line and proud of our record of returning value to our shareholders every year since we became a public company 25 years ago,” said Phil Snow, CEO, FactSet. “Demand for our open content and analytics platform continues to fuel our growth as clients pursue their own digital transformations. We believe that the next generation of digital solutions we are building for the financial community will enable us to grow faster.”

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Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	May 31,
(In thousands, except per share data)	2021	2020	Change
GAAP revenues	$399,558	$374,083	6.8%
Organic revenues	$397,443	$375,252	5.9%
Operating income	$117,702	$121,640	(3.2)%
Adjusted operating income	$126,465	$133,380	(5.2)%
Operating margin	29.5%	32.5%
Adjusted operating margin	31.6%	35.5%
Net income	$100,679	$101,216	(0.5)%
Adjusted net income	$104,810	$110,085	(4.8)%
Diluted EPS	$2.62	$2.63	(0.4)%
Adjusted diluted EPS	$2.72	$2.86	(4.9)%
* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.

“Our increasing value to clients and execution focus have helped drive accelerated revenue growth this quarter. In line with our operating plan, we are investing in both technology and talent, while remaining disciplined on costs and returns,” said Helen Shan, CFO and Chief Revenue Officer (CRO), FactSet. “We are confident in our ability to convert our healthy fourth quarter pipeline and are on track to finish this year on a solid note.”

Annual Subscription Value (ASV) + Professional Services
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $1,617 million at May 31, 2021. Organic ASV plus professional services was $1,612 million at May 31, 2021, up $88.6 million from the prior year at a growth rate of 5.8%. Organic ASV, which excludes the effects of acquisitions and dispositions completed within the last 12 months, and foreign currency movements, plus professional services, increased $19.3 million over the last three months.
Buy-side and sell-side ASV growth rates for the third quarter of fiscal 2021 were 5.6% and 8.0%, respectively. Buy-side clients that primarily includes portfolio managers, analysts, traders and wealth managers, accounted for approximately 84% of organic ASV while the remainder was derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services, and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.

Segment Revenue and ASV

ASV from the Americas region was $993.4 million compared with ASV in the prior year period of $931.5 million. Organic ASV increased 6.0% to $987.8 million. Americas revenues for the quarter increased to $253.8 million compared with $238.5 million in the third quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas region organic revenue growth rate was 5.8%.

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ASV from the EMEA region was $436.4 million compared with ASV in the prior year period of $411.9 million. Organic ASV increased 4.7% to $435.9 million. EMEA revenues were $106.8 million compared with $100.4 million in the third quarter of fiscal 2020. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region organic revenue growth rate was 4.5%.
ASV from the Asia Pacific region was $163.4 million compared with ASV in the prior year period of $150.4 million. Organic ASV increased 9.1% to $164.4 million. Asia Pacific revenues were $38.9 million compared with $35.2 million in the third quarter of fiscal 2020. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific region organic revenue growth rate was 11.0%.
Segment ASV does not include professional services, which totaled $23.9 million at May 31, 2021.

Operational Highlights – Third Quarter Fiscal 2021

◦Client count as of May 31, 2021 was 6,172, a net increase of 69 clients in the past three months, primarily driven by an increase in wealth management and corporate clients as well as third party data providers. The count includes clients with ASV of $10,000 and above.
◦User count increased by 1,649 to 155,004 in the past three months, primarily driven by an increase in research, wealth and corporate solutions users.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention improved to 91%, year over year.
◦Employee count was 10,713 as of May 31, 2021, up 6.4% over the last twelve months. Excluding the Truvalue Labs acquisition, headcount grew by 6.1%, primarily driven by increased hiring in the Company's content and product development organizations.
◦Net cash provided by operating activities decreased to $140.3 million compared with $151.0 million for the third quarter of 2020. Quarterly free cash flow decreased to $121.7 million compared with $139.9 million a year ago, a decrease of 13.1%, primarily due to higher capital expenditures and the timing of certain tax items.
◦Capital expenditures increased to $18.7 million, compared with $11.0 million a year ago, primarily due to higher investment in internal use software.
◦A quarterly dividend of $31.0 million, or $0.82 per share, was paid on June 17, 2021, to holders of record of FactSet’s common stock at the close of business on May 31, 2021. The $0.05 per share or 6.5% increase to $0.82 marked the twenty-second consecutive year the Company has increased dividends, highlighting its continued commitment to returning value to shareholders.
◦FactSet appointed Executive Vice President Helen Shan to the role of CRO. In this role, she is responsible for all aspects of FactSet’s revenue performance, including the management of its global Sales organization and the execution of its go-to-market strategy. Shan will continue to serve as CFO until a successor is named.
◦FactSet was named the Best Alternative Data Provider, Best ESG Data Provider, and Best Overall Data or Service Provider for 2021 at the Waters Technology Inside Market Data and Inside Reference Data Awards. The company also won most innovative ESG initiative at the A-Team Innovation Awards and ESG data provider of the year at the Sustainable Investment Awards 2021.

◦FactSet and the Tokyo Stock Exchange (TSE) announced plans to develop a new series of co-branded thematic indices targeting Japanese stocks. The two companies will use the strengths of the TSE alongside FactSet’s industry leading content sets to create new indexes that tap into societal and investment trends.

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◦The Company published its fourth consecutive survey into the behaviors and preferences of high net worth investors to understand how the global pandemic is impacting the wealth management industry. The research revealed changing attitudes toward responsible investing, digital wealth management, and risk tolerance across five markets (Canada, Singapore, Switzerland, the U.S., and UK).
◦The Company also launched ICE Liquidity Indicators™, a part of Intercontinental Exchange, in FactSet’s Portfolio Analytics suite, offering investment professionals a comprehensive solution to analyze, manage and report on fund liquidity risk and optimize portfolio construction within various regulatory requirements.
◦FactSet furthered its diversity, racial equity and inclusion efforts by joining Management Leadership for Tomorrow's Black Equity at work certification program and signing Human Rights Campaign's Business Statement Opposing Anti-LGBTQ Legislation.
◦The Company released its fourth annual Corporate Responsibility Report, which covered the fiscal year ending August 31, 2020. The report highlights FactSet’s commitment to strong governance, impactful community engagement, environmental sustainability, and its diverse and globally inclusive employees.

Share Repurchase Program

FactSet repurchased 178,100 shares of its common stock for $57.6 million at an average price of $323.25 during the third quarter under the Company’s existing share repurchase program. As of June 29, 2021, $292.4 million is available for share repurchases under this program.
Annual Business Outlook
FactSet originally provided its outlook for fiscal 2021 on September 24, 2020 and has updated this outlook today. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially, particularly with the ongoing uncertainty surrounding the duration, magnitude, and impact of the novel coronavirus pandemic. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2021 Expectations
•Organic ASV plus professional services is now expected to increase in the range of $85 million and $95 million over fiscal 2020.
•GAAP revenue is expected to be in the range of $1,570 million and $1,585 million.
•GAAP operating margin is expected to be in the range of 29.5% and 30.5%.
•Adjusted operating margin is expected to be in the range of 32.0% and 33.0%.
•FactSet's annual effective tax rate is expected to be in the range of 15.0% and 16.5%.
•GAAP diluted EPS is expected to be in the range of $10.05 and $10.45. Adjusted diluted EPS is expected to be in the range of $10.75 and $11.15.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2021. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.

News Release I For Immediate Release

Conference Call
The Company will host a conference call today, June 29, 2021, at 11:00 a.m. Eastern Time to discuss its third quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:	833.726.6487
International Participants:	830.213.7677
Passcode:	1470217

An archived webcast with the accompanying slides will be available at FactSet Investor Relations for one year after the conclusion of the live event. The earnings call transcript will also be available via the FactSet workstation or web. An audio replay of this conference will also be available until July 6, 2021 via the following telephone numbers: 855.859.2056 in the U.S. and 404.537.3406 internationally using passcode 1470217.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes, " "anticipates," "plans," "intends, " "estimates, " "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude intangible asset amortization, deferred revenue and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

News Release I For Immediate Release
The GAAP financial measure, cash flows provided by operating activities, has been adjusted for capital expenditures to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 155,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

FactSet
Media & Investor Relations Contact:
Rima Hyder
+1.857.265.7523
rima.hyder@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
	May 31,		May 31,
(In thousands, except per share data)	2021	2020	2021	2020
Revenue	$399,558	$374,083	$1,179,551	$1,110,521
Operating expenses
Cost of services	205,257	170,703	588,868	511,878
Selling, general and administrative	76,599	81,740	235,818	257,560
Total operating expenses	281,856	252,443	824,686	769,438

Operating income	117,702	121,640	354,865	341,083

Other income (expense)
Interest expense, net	(1,839)	(2,211)	(4,682)	(8,003)
Other expense, net	(1,587)	(289)	(1,009)	(2,090)
Income before income taxes	114,276	119,140	349,174	330,990

Provision for income taxes	13,597	17,924	50,646	47,131
Net income	$100,679	$101,216	$298,528	$283,859

Diluted earnings per common share	$2.62	$2.63	$7.73	$7.36
Diluted weighted average common shares	38,488	38,481	38,602	38,548

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	May 31, 2021	August 31, 2020
ASSETS
Cash and cash equivalents	$658,340	$585,605
Investments	18,361	19,572
Accounts receivable, net of reserves of $6,879 at May 31, 2021 and $7,987 at August 31, 2020	161,073	155,011
Prepaid taxes	29,436	38,067
Prepaid expenses and other current assets	52,844	43,675
Total current assets	920,054	841,930

Property, equipment and leasehold improvements, net	135,850	133,102
Goodwill	749,896	709,703
Intangible assets, net	130,521	121,095
Lease right-of-use assets, net	251,062	248,929
Other assets	31,062	28,629
TOTAL ASSETS	$2,218,445	$2,083,388

LIABILITIES
Accounts payable and accrued expenses	$80,672	$82,094
Current lease liabilities	32,421	29,056
Accrued compensation	71,746	81,873
Deferred revenue	65,124	53,987
Dividends payable	30,972	29,283
Total current liabilities	280,935	276,293

Long-term debt	574,490	574,354
Deferred taxes	16,018	19,713
Deferred revenue, non-current	8,680	9,319
Taxes payable	29,249	27,739
Long-term lease liabilities	272,122	272,269
Other non-current liabilities	5,652	7,326
TOTAL LIABILITIES	$1,187,146	$1,187,013

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,031,299	$896,375

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,218,445	$2,083,388

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Nine Months Ended
	May 31,
(In thousands)	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$298,528	$283,859
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	48,185	41,333
Amortization of lease right-of-use assets	32,241	32,423
Stock-based compensation expense	33,356	28,372
Deferred income taxes	(2,271)	7,230
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(6,795)	(5,091)
Accounts payable and accrued expenses	(1,712)	10,400
Accrued compensation	(11,066)	(14,154)
Deferred fees	8,898	9,856
Taxes payable, net of prepaid taxes	8,766	(27,088)
Lease liabilities, net	(31,156)	(24,121)
Other, net	(6,725)	3,394
Net cash provided by operating activities	370,249	346,413

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and internal-use software	(47,414)	(62,909)
Acquisition of businesses, net of cash and cash equivalents acquired	(41,916)	—
Purchases of investments	(1,250)	(2,736)
Proceeds from maturity or sale of investments	2,176	4,199
Net cash used in investing activities	(88,404)	(61,446)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	(172,210)	(171,005)
Dividend payments	(87,144)	(81,438)
Proceeds from employee stock plans	46,962	65,323
Other financing activities	(2,366)	(1,592)
Net cash used by financing activities	(214,758)	(188,712)

Effect of exchange rate changes on cash and cash equivalents	5,648	1,653
Net increase in cash and cash equivalents	72,735	97,908
Cash and cash equivalents at beginning of period	585,605	359,799
Cash and cash equivalents at end of period	$658,340	$457,707

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenue to adjusted revenue and organic revenue.

(Unaudited)	Three Months Ended
	May 31,
(In thousands)	2021	2020	Change
GAAP revenues	$399,558	$374,083	6.8%
Deferred revenue fair value adjustment (a)	181	1,169
Adjusted revenues	399,739	375,252	6.5%
Acquired revenues (b)	(1,030)	—
Currency impact (c)	(1,266)	—
Organic revenues	$397,443	$375,252	5.9%
(a)The amortization effect of purchase accounting adjustment on the fair value of acquired deferred revenue.
(b)Revenues from acquisitions completed within the last 12 months.
(c)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release
Operating Income, Margin, Net Income and Diluted EPS
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS.

(Unaudited)	Three Months Ended
	May 31,
(In thousands, except per share data)	2021	2020	Change
Operating income	$117,702	$121,640	(3.2)%
Deferred revenue fair value adjustment	181	1,169
Intangible asset amortization	5,741	5,107
Transformation costs (a)	2,841	4,630
Restructuring / severance	—	161
Real estate charges	—	673
Adjusted operating income	$126,465	$133,380	(5.2)%
Operating margin	29.5%	32.5%
Adjusted operating margin (b)	31.6%	35.5%

Net income	$100,679	$101,216	(0.5)%
Deferred revenue fair value adjustment	150	963
Intangible asset amortization	4,746	4,204
Transformation costs (a)	2,349	3,812
Restructuring / severance	—	132
Real estate charges	—	554
Other investment income	—	(62)
Income tax items (c)	(3,114)	(734)
Adjusted net income (d)	$104,810	$110,085	(4.8)%

Diluted earnings per common share	$2.62	$2.63	(0.4)%
Deferred revenue fair value adjustment	0.00	0.03
Intangible asset amortization	0.12	0.11
Transformation costs (a)	0.06	0.10
Restructuring / severance	—	$0.00
Real estate charges	—	0.02
Other investment income	—	0.00
Income tax items (c)	(0.08)	(0.03)
Adjusted diluted earnings per common share (d)	$2.72	$2.86	(4.9)%
Weighted average common shares (Diluted)	38,488	38,481
(a)Costs primarily related to professional fees associated with the ongoing multi-year investment plan.
(b)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenue as shown in the organic revenue table above.
(c)Income tax items for the three months ended May 31, 2021 reflects tax expenses primarily related to a reduction in the estimated annual pre-tax book income as well as finalizing prior year tax returns. Income tax items for the three months ended May 31, 2020 includes an income tax expense primarily due to a one-time tax audit settlement.

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(d)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other items were taxed at the annual effective tax rates of 17.3% for fiscal 2021 and 17.7% for fiscal 2020.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2021 Guidance
(In millions, except per share data)	Low end of range	High end of range
GAAP Revenue	$1,585	$1,570
GAAP Operating Income	$468	$479
GAAP Operating margin	29.5%	30.5%

Intangible asset amortization (a)	25	25
Transformation costs (b)	14	14

Adjusted Operating Income	$507	$518
Adjusted operating margin	32.0%	33.0%

GAAP Net income	$386	$402
Intangible asset amortization (a)	21	21
Transformation costs (b)	12	12
Discrete tax items	(5)	(5)
Adjusted net income	$415	$430

GAAP Diluted earnings per common share	$10.05	$10.45
Intangible asset amortization	0.55	0.55
Transformation costs	0.30	0.30
Discrete tax items	(0.15)	(0.15)
Adjusted diluted earnings per common share	$10.75	$11.15

(a)The income tax effect related to intangible asset amortization is $4.0 million for the period presented above.
(b)Costs primarily related to professional fees and software development associated with the ongoing multi-year investment plan. The income tax effect related to this item is $2.0 million for the period presented above.

Free Cash Flow

(Unaudited)	Three Months Ended
	May 31,
(In thousands)	2021	2020	Change
Net cash provided by operating activities	$140,313	$150,953
Capital expenditures	(18,656)	(11,010)
Free cash flow	$121,657	$139,943	(13.1)%

News Release I For Immediate Release

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q3'21	Q2'21	Q1'21	Q4'20	Q3'20	Q2'20	Q1'20	Q4'19
% of ASV from buy-side clients	83.8%	84.0%	84.0%	83.8%	84.1%	84.1%	83.9%	83.7%
% of ASV from sell-side clients	16.2%	16.0%	16.0%	16.2%	15.9%	15.9%	16.1%	16.3%

ASV Growth rate from buy-side clients	5.6%	5.5%	5.1%	5.4%	4.8%	4.5%	4.0%	4.8%
ASV Growth rate from sell-side clients	8.0%	6.3%	4.4%	4.6%	5.6%	2.9%	4.0%	6.3%

The following table presents the calculation of organic ASV plus professional services.
(Details may not sum to total due to rounding)

(In millions)	Q3'21
As reported ASV plus Professional Services (a)	$1,617.2
Currency impact (b)	0.4
Acquisition ASV (c)	(5.6)
Organic ASV plus Professional Services	$1,612.0
Organic ASV plus Professional Services growth rate	5.8%

(a)Includes $23.9 million in professional services fees as of May 31, 2021.
(b)The impact of foreign currency movements.
(c)Acquired ASV from acquisitions completed within the last 12 months.